Exhibit (k)(13)

OFS Capital WM, LLC

OFS Capital, LLC

2850 West Golf Rd.

Suite 520

Rolling Meadows, Illinois 60008

September 28, 2012

Madison Capital Funding LLC

MCF Capital Management LLC

30 South Wacker Drive

Suite 3700

Chicago, IL 60606

Re: Amendment to Second Amended and Restated Consent Procedures Letter

Dear Sirs:

Reference is hereby made to that certain Second Amended and Restated Consent Procedures Letter, dated as of March 30, 2012 (the “Consent Procedures Letter”), among OFS Capital, LLC, OFS Capital WM, LLC, Madison Capital Funding LLC, and MCF Capital Management LLC. Capitalized terms used but not defined in this letter agreement shall have the meaning set forth with respect thereto in the Consent Procedures Letter or in the Loan Agreement (as defined in the Consent Procedures Letter).

The parties wish to amend the Consent Procedures Letter as follows:

1. AMENDMENTS.

a. Section 1(a) of the Consent Procedures Letter is hereby amended by replacing the phrase “two (2) business days” therein with the phrase “one (1) business day”.

b. Section 1(c)(i) of the Consent Procedures Letter is hereby amended and restated as follows”

i. Consent Loan Notice. Within one (1) business day after receipt of any Notice of Purchase Contemplation, the Administrative Manager shall provide written notice (a “Consent Loan Notice”) to Madison and the Loan Manager indicating whether or not the Administrative Manager, on behalf of the Borrower, consents to the acquisition of such offered Qualifying Loan and, if it so consents, the amount thereof that the Loan Manager may acquire on behalf of the Borrower. If the Administrative Manager does not consent therein to the purchase of any portion of such offered Qualifying Loan or the Loan Manager does not receive a Consent Loan Notice within such one (1)

business day period, the Loan Manager, on behalf of the Borrower, shall not purchase or enter into any commitment to purchase such offered Qualifying Loan (unless the Loan Manager and the Administrative Manager otherwise agree) (and such offer shall thereupon be revoked and Madison shall not have any obligation to sell such Qualifying Loan to the Borrower).

2. MISCELLANEOUS. This letter agreement is binding on and enforceable against the parties hereto notwithstanding any contrary provisions in the Transaction Documents, and in the event of a conflict between the provisions of this letter agreement and such other agreements or documents, the provisions of this letter agreement shall control so long as no default is thereby created under the Transaction Documents. The provisions of this letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflicts of law principles thereof. This letter agreement may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic transmission shall constitute effective delivery of an executed counterpart hereof. The paragraph and/or section headings of this letter agreement are for convenience of reference only and shall not constitute a part of this letter agreement for any other purpose. No amendment, waiver or other modification of this letter agreement shall be effective unless signed by the parties hereto. This letter agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This letter agreement may not be assigned by any party without the prior written consent of the other parties hereto. Neither the rights of the Borrower or the Administrative Manager on behalf of the Borrower under this letter agreement shall constitute any part of the Collateral under the Loan Agreement. No third party is intended to be a beneficiary hereof. The parties agree that, expressly as set forth herein, the Consent Procedures Letter shall remain unchanged and in full force and effect.

[signature pages follow]

Exhibit (k)(13)

IN WITNESS WHEREOF, the parties below hereby agree to the terms of this letter agreement as of the date first above written.

OFS CAPITAL, LLC

By:	Orchard First Source Asset Management, LLC, its manager

	By:	Orchard First Source Capital, Inc., its managing member

		By:	/s/ Bilal Rashid
Name: Bilal Rashid
Title: Senior Managing Director

OFS CAPITAL WM, LLC

By:	OFS Capital, LLC, its administrative manager

	By:	Orchard First Source Asset Management, LLC, its manager

		By:	Orchard First Source Capital, Inc., its managing member

			By:	/s/ Bilal Rashid
Name: Bilal Rashid
Title: Senior Managing Director

MADISON CAPITAL FUNDING LLC

By:	/s/ Joshua Niedner
Name: Joshua Niedner
Title: Director

MCF CAPITAL MANAGEMENT LLC

By:	/s/ Joshua Niedner
Name: Joshua Niedner
Title: Director